EXHIBIT 99.1

Press Release

Expansion of branded products business in the USA
Henkel to acquire Dial

Düsseldorf / Scottsdale, Arizona, December 15, 2003 — The Henkel Group of Düsseldorf, Germany, and The Dial Corporation of Scottsdale, Arizona, announced today in Düsseldorf the signing of an agreement under which Henkel will acquire all of the outstanding shares of The Dial Corporation. Dial shareholders will receive a cash payment of $28.75 per share, a premium of 11.1% over the closing price of the Dial share on December 12, 2003 and 22.2% over the 60-day average. This gives a total cash payment of approx. $2.9 billion. The transaction will immediately be earnings enhancing before the amortization of goodwill, and without synergies and revenue initiatives. Henkel’s cash flow per share will increase as a consequence. The transaction shall initially be financed by available liquid funds and debt. Later Henkel expects to sell a significant portion of Henkel’s minority investments in The Clorox Company, Oakland, California or in Ecolab Inc., St. Paul, Minnesota, or a combination of both.

In fiscal 2002, The Dial Corporation, a leading manufacturer of consumer goods in the USA with a workforce of around 2,900 employees, generated net sales of $1.3 billion and an operating profit (EBIT) of $220 million. The return on sales (EBIT) was 17.2%. Dial operates through four business units: Laundry Care, Air Fresheners, Personal Cleansing and Food Products.

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“The planned acquisition of Dial is very important for us and will greatly reinforce our branded products business in North America. This is a major strategic step toward the further internationalization of our Home Care and Personal Care businesses”, announced Ulrich Lehner, Chief Executive Officer of the Henkel Group during the signing of the agreement. “Dial has a portfolio of strong brands and leading market shares in its main product categories, where it generates attractive margins. The company has an excellent management team and highly motivated employees and represents terrific growth opportunities in North America.”

Chief Executive Officer of Dial, Herb Baum, said: “Today’s announcement is the culmination of a strategy put in place three years ago to serve the long-term interests of the Company and its shareholders by making Dial part of a larger, global enterprise. Henkel will be an outstanding partner and will bring additional scale, resources and technology to continue to grow Dial’s presence in new and existing markets”, Baum said. “This is clearly a win/win transaction for both companies.”

It was agreed that Herb Baum would continue in his role as Chief Executive Officer of Dial for the next two years. Along with Baum, top-level management is expected to stay. Dial’s headquarters will remain in the current Scottsdale location. The transaction is subject to the approval of the Dial shareholders and the receipt of customary regulatory approvals, which is expected at the end of April 2004.

A press conference with Ulrich Lehner and Herb Baum will be held via telephone/webcast on Monday, December 15, 2003 at 10:30a.m. EST. If you wish to listen or join in, access information is provided below.

Webcast URL
     http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=HENKY&script=1010&item_id=825338
Teleconference Dial-In Information:
     U.S. Dial-In Number: 800-901-5217
     International Dial-In Number: 617-786-2964
     Passcode: 97385110

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About Dial

The Dial Corporation, headquartered in Scottsdale, Arizona, is one of America’s leading manufacturers of consumer products. Its product portfolio includes brands such as Dial® Soaps, Dial® Liquid Soaps and Dial® Body Wash in the bodycare segment, Purex® laundry detergents, Renuzit® air fresheners, and Armour® and Armour® Star canned meats in the food segment. Dial products have been in the marketplace for more than 100 years. For more information on Dial, go to www.dialcorp.com.

About Henkel:

Henkel, headquartered in Düsseldorf, Germany, is a leader with brands and technologies that make people’s lives easier, better and more beautiful. The Henkel Group operates in three strategic business areas: Home Care, Personal Care, and Adhesives, Sealants and Surface Treatment. In fiscal 2002, the Henkel Group generated sales of 9.66 billion euros and an operating profit (EBIT) of 666 million euros. 50,000 people work for the Henkel Group worldwide. Henkel Brands and Technologies are available in 126 countries around the world. For further information on Henkel, go to www.henkel.us.

This information contains forward-looking statements based on the current beliefs and estimates of Henkel’s management. They are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results or performance to be materially different from those expressed or implied by such statements. Many of these risks and uncertainties relate to factors that are beyond Henkel’s ability to control or estimate precisely, such as future market and economic conditions and the behavior of other market participants. Henkel does not intend nor assume any obligation to update these forward-looking statements.

Henkel Corporation
Corporate Communications
Pattie Jacobus
Phone: (860) 571-5248
Fax: (860) 571-5475
pattie.jacobus@henkel.com
www.henkel.us

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